Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Issues Guidance for Record Sales and Earnings - Both up 2 ½ Times
For the Fiscal Year Ended February 29, 2016 vs. Prior Year

In addition, Seychelle is giving Free Advanced Filter Bottles, which take up to 99% of the lead out that was the issue in the on-going Flint, Michigan tap water problem, to the Facebook fans that comment on our Free Bottle Post

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  February 29, 2016 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to the fiscal year about to close and issued updated forward guidance for EPS for the fiscal year ended February 29, 2016 to the $0.07 - $0.08 range and Annual Revenues to the $11.0 - $11.5 million range vs. a negative ($0.05) EPS and $4.3 million in Annual Revenues in the prior fiscal year.

The increase in the guidance for the current fiscal year is primarily due to continued increases in the demand for private label products which include regular pitchers; targeted sales toward the emergency & disaster preparedness market with bottles, the success of which we attribute to increased worldwide awareness of the importance of preparedness due to highly-publicized natural disasters during the year; and the launch of our pH20 product line with both pitchers and bottles which increases the alkalinity of tap water to between 8.0 and 9.5 pH.  In addition, replacement filters were an important share of the sales for all products.

The Company anticipates that this recent trend will continue into the next fiscal year and beyond.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.